Exhibit 10.1

FISCAL 2006 SUMMARY OF EXECUTIVE OFFICER COMPENSATION

Executive Officer	Title	New Base Salary
Michael J. Blumenfeld	Chief Executive Officer	$375,000

Adam Blumenfeld	President	$375,000

William R. Estill	Chief Financial Officer	$245,000

	Executive Vice
	President, U.S.
Tevis Martin	Operations	$175,000

Arthur J. Coerver	Chief Operating Officer	$152,000

Harvey Rothenberg	Vice President, Marketing	$145,000

Commencing as of the first day of fiscal 2006 (July 1, 2005), each of the executive officers, other than Mike Blumenfeld and Tevis Martin, will be eligible to receive a bonus of (a) up to 25% of his base salary if Collegiate Pacific’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for fiscal 2006 is at least $15,000,000 and (b) up at an additional 8% of his base salary for each $1,000,000 of additional EBITDA of Collegiate Pacific for fiscal 2006 up to a maximum fiscal 2006 EBITDA of $18,000,000.